UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2008

Life Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5791 Van Allen Way, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 603-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 16, 2008, the Board of Directors of Life Technologies Corporation, or the Company, increased its number of directors by one and appointed William S. Shanahan to serve as a director of the Company in Class I and to hold office until the Annual Meeting of Stockholders of the Company held in 2009, or until his earlier death, resignation or removal.

Mr. Shanahan will serve as a member of the Compensation and Organizational Development Committee of the board of directors of the Company, or the Board, until his successor is appointed by the Board.

Mr. Shanahan was granted 3,021 restricted stock units of the Company. The restricted stock units will vest over a two-year period, vesting one-half on the first anniversary of the date of grant, and becoming fully-vested on the second anniversary of the date of grant. The restricted stock unit award is not subject to any performance criteria.

There is no relationship or related transaction between the Company and Mr. Shanahan that would be required to be reported under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Shanahan was issued by the Company on December 15, 2008, and is attached hereto as Exhibit 99.1. The foregoing description is qualified in its entirety by reference to the full text of the exhibit.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Exhibits.

(d) Exhibits

Exhibit 99.1 – Press Release, dated December 15, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE TECHNOLOGIES CORPORATION (Registrant)

By:	/s/ John A. Cottingham
John A. Cottingham, Chief Legal Officer and Secretary

Date: December 19, 2008